Exhibit 99.2
Chegg Announces Pricing of an Upsized $1.0 Billion Public Offering of Common Stock
February 18, 2021
SANTA CLARA, Calif.,--(BUSINESS WIRE)--Chegg, Inc. (NYSE: CHGG), a Smarter Way to Student®, today announced the pricing of its upsized underwritten registered public offering of 9,804,000 shares of its common stock at a public offering price of $102.00 per share. All 9,804,000 shares of its common stock are offered by Chegg. Chegg and Dan Rosensweig, our President, Chief Executive Officer and Co-Chairperson of the Board, who is the selling stockholder, have granted the underwriters a 30-day option to purchase up to an additional 1,470,600 shares of its common stock, consisting of 300,000 shares of common stock from the selling stockholder, and 1,170,600 shares of common stock to be issued by Chegg. The offering is expected to close on February 22, 2021, subject to the satisfaction of customary closing conditions.
Chegg expects to use the net proceeds from the offering for general corporate purposes, which may include acquisitions or other strategic transactions and repayment of indebtedness. Chegg will not receive any proceeds from the sale of the shares by the selling stockholder.
Morgan Stanley, Goldman Sachs & Co. LLC and Allen & Company LLC will be acting as joint book-running managers for the offering. KeyBanc Capital Markets, Needham & Company, Raymond James, William Blair, Barrington Research, Berenberg, Craig-Hallum and Northland Capital Markets will be acting as co-managers.
An effective registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021. A preliminary prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus will be filed with the SEC. A copy of the final prospectus relating to the offering, when available, may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by email at prospectus@morganstanley.com; from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or from Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, New York, NY 10022, by telephone at (212) 339-2220, or by email at allenprospectus@allenco.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Use of forward-looking statements
This press release contains “forward-looking statements” including, among other things, statements relating to the closing of the public offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, statements regarding the size and completion of the offering, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, the impact of the global COVID-19 pandemic, and the risks identified in Chegg’s filings with the Securities and Exchange Commission (“SEC”), the prospectus related to the offering, and subsequent filings with the SEC. Chegg undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release, except as required by law.
SOURCE Chegg, Inc.
Investor Contact: Tracey Ford; ir@chegg.com
Media Contact: press@chegg.com
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